Exhibit 8.1

2049 Century Park East Los Angeles, CA 90067 United States

+1 310 552 4200	Facsimile: +1 310 552 5900

www.kirkland.com

July [ ], 2025

Ares Acquisition Corporation II

245 Park Avenue, 44th Floor

New York, New York 10167

Re: Ares Acquisition Corporation II Registration Statement on Form S-4

Ladies and Gentlemen:

We are U.S. tax counsel to Ares Acquisition Corporation II, a Cayman Islands exempted company (“AACT”), in connection with the preparation and filing of a registration statement on Form S-4, originally filed by AACT and Kodiak Robotics, Inc., a Delaware corporation (“Kodiak”) with the U.S. Securities and Exchange Commission on May 14, 2025 (File No. 333-287278) pursuant to the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented through the date hereof, and together with the proxy statement/prospectus filed therewith, is hereafter referred to as, the “Registration Statement”), relating to the transactions contemplated by that certain Business Combination Agreement, dated as of April 14, 2025 (as may be further amended and/or restated from time to time, the “Business Combination Agreement”), by and among AACT, AACT Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and direct wholly-owned subsidiary of AACT, and Kodiak (such transactions, the “Business Combination”). Capitalized terms used but not defined herein shall have the meanings attributed to such terms in the Registration Statement.

You have requested an opinion described in Item 601(b)(8) and Item 1605(b)(6) of Regulation S-K. In providing this opinion, we have assumed (with your permission and without any independent investigation or review thereof) the following:

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All original documents submitted to us (including signatures thereto) are authentic, all documents submitted to us as copies conform to the original documents, all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof, and all parties to such documents had or will have, as applicable, the requisite corporate powers and authority to enter into such documents and to undertake and consummate the Business Combination.

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Ares Acquisition Corporation II

July [ ], 2025

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All factual representations, warranties, and statements made or agreed to by the parties to the Business Combination Agreement, any representation letters provided to us by any party to the Business Combination Agreement, and any agreements or documents referenced in the foregoing or otherwise related to the Business Combination (the “Transaction Documents”) are true, correct, and complete at all times until the Closing, in each case, without regard to any qualification as to knowledge, belief, or otherwise.

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The descriptions of AACT in the Registration Statement, the registration statement filed in connection with AACT’s initial public offering and AACT’s other public filings are true, accurate and complete.

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The description of the Business Combination in the Registration Statement is accurate, the Business Combination will be consummated in accordance with such description and with the Transaction Documents, without any waiver or breach of any material provision thereof, and the Business Combination will be effective under applicable corporate law as described in the Transaction Documents.

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The Transaction Documents and the Registration Statement represent the entire understanding of the parties to the Business Combination Agreement with respect to the Business Combination, there are no other written or oral agreements regarding the Business Combination other than the Transaction Documents, and no material terms and conditions thereof have been or will be waived or modified.

This opinion is based on facts and circumstances existing on the date hereof. This opinion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder by the U.S. Treasury Department, and the interpretation of the Code and such regulations by the courts and the U.S. Internal Revenue Service (the “IRS”), in each case, as in effect and existing on the date of this opinion. Statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any change made after the date of this opinion, or any inaccuracy in the facts or assumptions on which we have relied in issuing this opinion, could adversely affect our conclusion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention or to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof. No opinion is expressed as to any transaction or any matter in connection with the Business Combination other than as expressly provided herein.

The U.S. federal income tax consequences of the Business Combination are complex and are subject to varying interpretations. Our opinion is not binding on the IRS and there is no assurance or guarantee the IRS will agree with our conclusions. Indeed, the IRS may challenge one or more of the conclusions contained herein and may take a position that is inconsistent with the views expressed herein. There is no assurance or guarantee that a court would, if presented with the issues addressed herein, reach the same or similar conclusions as we have reached.

Ares Acquisition Corporation II

July [ ], 2025

Based on and subject to the foregoing and the other assumptions, qualifications, exclusions and limitations herein and in the Registration Statement, the discussion set forth in sections of the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations Related to AACT—Tax Treatment of the Domestication,” “Material U.S. Federal Income Tax Considerations Related to AACT —U.S. Holders—Tax Effects of the Domestication to U.S. Holders—Generally,” “Material U.S. Federal Income Tax Considerations Related to AACT—U.S. Holders—Tax Effects of the Domestication to U.S. Holders—Basis and Holding Period Considerations,” and “Material U.S. Federal Income Tax Considerations Related to AACT—U.S. Holders—Tax Effects of the Domestication to U.S. Holders—Tax Consequences for U.S. Holders of AACT Warrants,” constitutes our opinion as to the material U.S. federal income tax considerations applicable to U.S. Holders of AACT Class A Ordinary Shares or AACT Warrants as a consequence of the Domestication.

This opinion relates solely to the specific matters set forth above, and no opinion is expressed, or should be inferred, as to any other U.S. federal, state, local, or non-U.S. income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Business Combination. Moreover, this opinion does not address the applicability of Section 367 of the Code to the Domestication or any matter arising under the “passive foreign investment company” rules of the Code. This opinion is limited to legal rather than factual matters and has no official status or binding effect of any kind. Accordingly, we cannot assure you that the IRS or a court will agree with this opinion.

This opinion expressed herein is being furnished solely for use in connection with the Registration Statement and may not be used or relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Sincerely,